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                                                                   EXHIBIT 99.1


       GEVITY APPOINTS SAL UGLIETTA TO SENIOR VICE PRESIDENT OF BENEFITS
                              AND RISK MANAGEMENT

   COMPANY FOCUSES ON PRODUCT ENHANCEMENT, CLIENT AND CARRIER RELATIONS WHILE
                            OPTIMIZING CAPITAL USAGE


BRADENTON, FL, SEPTEMBER 25, 2003 - Gevity (NASDAQ: GVHR) announced today the appointment of Mr. Sal Uglietta to Senior Vice President of Benefits and Risk Management, a new position at the company. Mr. Uglietta will oversee the company's health benefits and workers' compensation programs with a particular focus on plan development, managing risk exposure, and carrier relationships.

Mr. Uglietta has most recently been a management consultant in the health care industry and an Adjunct Professor in the School of Business at Florida Gulf Coast University. He previously spent seven years with Aetna, Inc. serving as Head of Corporate Marketing and Product Management and as President of InteliHealth, a web-based consumer and professional health information company. Before that he served as General Manager of the Northeast Region of Aetna U.S. Healthcare with P&L responsibility of more than three million members. He began his career at Johnson & Johnson in 1977 and over an 18-year period he held several positions of increasing responsibility, advancing to European Business Head of non-prescription pharmaceuticals in 1989, and then to Vice President of Marketing and Sales for Johnson & Johnson-Merck Consumer Pharma Co., USA. Mr. Uglietta earned his BS degree at Brandeis University and also holds an MBA from Columbia University Graduate School of Business.

Erik Vonk, Gevity's Chairman and CEO commented, "With strong market oriented health benefits experience and proven success, Sal solidly rounds out the Gevity senior management team." Mr. Vonk added, "Sal will help us further enhance Gevity's full-service HR offerings for our clients, while expanding relationships with our carriers as their distributors and processors. Additionally, with Sal on board, we are in a better position to optimize our capital deployment."

ABOUT GEVITY
As the nation's leading provider of outsourced human capital management solutions, Gevity helps businesses find, develop and manage their people, retain their best employees, manage the paperwork, and protect their businesses. These services are provided through specific offerings, such as recruiting assistance, training, benefits administration, payroll processing and related paperwork management, and regulatory compliance.

Gevity's business solutions are delivered through professional consultation and leading-edge technology, embodied in Gevity Central, an online HR and payroll community designed for business owners, managers, and employees.

A copy of this press release can be found on the company's web site at www.gevityhr.com.